Exhibit 4.90
FIRST AMENDMENT TO
EXCLUSIVE RAGNAROK LICENSE AND DISTRIBUTION AGREEMENT
This First AMENDMENT (this “Amendment”) is made and entered into on this 31st day of August, 2010, by and between Gravity Co., Ltd., (hereinafter referred to as “Licensor”), a corporation duly organized under the laws of the Republic of Korea, having its principal offices at 15F Nuritkum Square BIZ Tower, 1605, Sangam-Dong, Mapo-Gu, Seoul, Korea and Level Up! Inc., (hereinafter referred to as “Licensee”) a corporation duly organized under the laws of the Philippines, having its principal offices at 11th/F Pacific Star Building, Makati Avenue, cor. Sen. Gil J. Puyat Avenue, Makati City, Philippines 1200.
Recitals
WHEREAS, Licensor, and Licensee (“Parties” collectively) entered into an Exclusive Ragnarok License and Distribution Agreement (“The Agreement”), dated September 1st, 2008.
WHEREAS, Parties hereto desires to amend the Agreement as specified below.
NOW, THEREFORE, in consideration of the mutual promise and covenants contained herein, Parties agree as follows:
1. Renewal Term
Parties agreed to extend the Agreement for Two (2) years from the expiration of the Agreement with conditions stated below in this Amendment. The newly extended term of the Agreement shall be from September 01, 2010 to August 31, 2012.
2. Renewal License Fee
Licensee shall pay to Licensor a non-recoupable and non-refundable renewal License fee in the amount of One Hundred Thousands US Dollars (US$100,000) payable based on the following schedule:
a.	Fifty Thousand US Dollars (US$50,000) shall be paid no later than April 30, 2011, and;

b.	Fifty Thousand US Dollars (US$50,000) shall be paid no later than June 30, 2011.
3. Continuing Effectiveness of the Agreement
Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

IN WITNESS WHEREOF, Parties have executed this Amendment on the date first above written.

GRAVITY Co., Ltd.		Level Up! Inc.
By:		By:
Name:	TOSHIRO OHNO	Name:
Title:	PRESIDENT, CEO	Title:	GENERAL MANAGER

GRAVITY Co., Ltd.		Level Up! Inc.
By:		By:
Name:	Yoon Seok Kang	Name:
Title:	CEO	Title:	FINANCE MANAGER

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